EXECUTIVE SEVERANCE POLICY
                (AS AMENDED AND RESTATED EFFECTIVE MAY 17, 2000)

o Policy is applicable to officers of the Corporation at or above the level of Executive Vice President; does not include divisional or subsidiary officers not otherwise included; does not apply to otherwise eligible officers who have alternate severance arrangements and who elect those arrangements in lieu of the benefits provided for herein.

o The following minimum compensation and benefits shall be provided to any eligible officer whose employment with the Corporation is terminated without "cause" or who resigns for "good reason."

        o salary continuation for one year (paid in installments on normal payroll cycle)

        o COBRA period commences at end of month in which termination date occurs; the Corporation will pay for COBRA benefits (but not deductibles or co-pays) until earlier of (a) one year or (b) eligibility to join another employer's program

        o bonus to be paid for year of termination; prorated for date of termination; calculated at actual Company-performance level and not less than "fully proficient" individual performance; payable when paid to other executives in following year

        o payment outside of 401(k) plan of (1) DC retirement contribution for year in which termination occurs and (2) minimum savings match for one year following termination

        o stock options would stop vesting on date of termination and vested options would remain outstanding for one year following termination date

        o executive must sign standard release and waiver to receive benefits (including standard provisions relating to assignment of inventions, confidentiality, and non-interference with employees, customers and suppliers)

o Compensation and/or benefits in addition to the foregoing may be granted at the discretion of the Chief Executive Officer (except to CEO, which are subject to Board approval).

o "Cause" shall mean (a) executive's conviction of any felony or of any other criminal violation involving dishonesty, fraud, or breach of trust or (b) executive's gross negligence or willful misconduct in the performance of his or her duties that materially and adversely affects the financial condition of the Company or could reasonably be expected to have a material and adverse effect on the Company or its business.

o Executive shall be deemed to have resigned for "good reason" if he or she resigns from employment with the Company within 90 days following either
     (a) the assignment of executive to any duties substantially inconsistent with his or her position, duties, responsibility or status with the Company immediately prior to such assignment, or a substantial reduction of the duties or responsibilities of executive from executive's duties or responsibilities immediately prior to such reduction or (b) any reduction by the Company in the amount of executive's annual base salary from time-to-time, except for across-the-board salary reductions similarly affecting all executives of the Company.